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                                                                   Exhibit 23.03

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
VeriSign, Inc.

We consent to the incorporation herein by reference of our report dated January 31, 2000, with respect to the combined balance sheets of Thawte Holdings (Pty.) Ltd., Thawte Consulting (Pty.) Ltd. and Thawte USA, Inc. as of February 28, 1999 and 1998, and the combined income statements, cash flow statements, and the changes in equity statements for each of the years in the two-year period ended February 28, 1999, which report appears in the Current Report on Form 8-K/A of VeriSign, Inc. filed on March 10, 2000, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

                                                                  /s/ KPMG, Inc.

Cape Town, South Africa
April 12, 2000